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                                                                    Exhibit 10.1

                                                       Effective January 1, 1998
                                                  Amended effective June 1, 1999

              THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
                                 SEVERANCE PLAN


PURPOSE OF THE PLAN
-------------------

     The Burlington Northern and Santa Fe Railway Company Severance Plan ("Plan") is intended to provide separation pay to salaried, exempt employees of The Burlington Northern and Santa Fe Railway Company ("Company") whose employment is terminated by the Company under the circumstances outlined in this Plan. This amended and restated Plan is effective during the period June 1, 1999, through December 31, 1999. After December 31, 1999, the Plan, without further action, shall be amended and restated to read as originally adopted effective January 1, 1998. With the adoption of the Plan, the Company has also terminated all prior severance arrangements adopted by predecessor companies prior to June 1, 1999, except to the extent that an individual is eligible to receive benefits under such program.

ELIGIBILITY
-----------

     A person shall be an "Eligible Employee" if he or she is an active, regularly assigned, full-time salaried employee not covered by a collective bargaining agreement, who is terminated by the Company for other than Cause, and who executes a general release agreement in the form as established by the Company or the Committee under this Plan; provided, however, an employee who is party to an individual severance agreement with the Company or its affiliates and under which benefits are paid upon termination shall not constitute an Eligible Employee, and provided further that an employee who is terminated as the result of a sale of assets or other corporate divestiture shall not constitute an Eligible Employee. Notwithstanding the foregoing, an employee who does not execute a general release and who otherwise satisfies the requirements of an Eligible Employee shall be entitled to two weeks' Base Salary as severance, but no other benefits under this Plan.

     On an exception basis, the Company may, in its sole discretion, offer the benefit of this Plan on an individual basis as an inducement to a mutually-agreed termination of employment.

DEFINITIONS
-----------

1. "Credited Service" shall be defined as months of vesting service for which each employee is credited under the BNSF Retirement Plan. A partial month of service shall be credited as a full month.

2. "Base Salary" means the Eligible Employee's highest regular base salary during the 24 month period prior to the date of termination of employment, excluding overtime and bonuses, computed on a weekly basis.

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3.   "Committee" means a committee comprised of the Senior Vice President Law and Chief of Staff and Vice President- Human Resources.

     The Committee shall have discretionary authority to administer, to construe and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment of any benefits hereunder, and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Company or the President of the Company reserves the right to amend or terminate all or any portion of the Plan at any time.

4. "Company" means The Burlington Northern and Santa Fe Railway Company, and its wholly owned subsidiaries which elect to participate.

5. "Severance Allowance" means the total Severance Allowance available to an Eligible Employee pursuant to the Plan.

6. "BNSF Retirement Plan" means the qualified retirement plan maintained by the Company.

7. "Vacation" means the vacation amount as provided under the Company's existing vacation policy. In the event an Eligible Employee has a written agreement providing additional vacation benefits, that agreement will govern.

8. "Cause" shall mean (a) the failure by the employee to substantially perform the assigned duties with the Company in accordance with the standards of the Company (other than any such failure resulting from incapacity due to physical or mental illness), or (b) the willful engaging by the employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, shall be deemed "willful" unless done, or omitted to be done, by the employee not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

DURATION AND TIMETABLE
----------------------

1. This Plan shall continue in effect, as amended, through December 31, 1999; provided, however, that commencing on January 1, 2000, and each January 1 thereafter, the Plan shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Board of Directors determines that the Plan shall not be so extended.

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2.   The Company will determine the date an Eligible Employee's termination will be effective (the "Date of Termination").  In the event an Eligible
     Employee resigns or otherwise terminates employment with the Company prior to the effective Date of Termination, he/she forfeits all further participation in this Plan.

3. The adoption of this Plan is entirely voluntary on the part of the Company and is not intended nor shall be construed as creating a contract of employment between the Company or its successors and an Eligible Employee, nor be construed as a term of employment.

SEVERANCE ALLOWANCE
-------------------

     The Plan will provide an Eligible Employee a specified amount of money based upon the Employee's annual salary (excluding bonus) at the time of separation and certain other benefits.

     The amount of the Severance Allowance will be determined under one of the following schedules:

     A lump sum allowance in an amount equal to the higher of (1) or (2)

          1.   One week base salary times years of Credited Service, plus

               One week base salary per $4,000 of annual base salary, plus

               One week base salary for each year over 40 years of age.

          2.   Two weeks' Base Salary times the years of Credited Service.

     The minimum payment will be eight (8) weeks' Base Salary, and the maximum benefit will be two (2) years' Base Salary.

     With respect to Eligible Employees who are covered by Northern Lines merger protection, the amount of the severance allowance shall be two times annual Base Salary and such other benefits as are set forth in a special supplement hereto.

     Notwithstanding the foregoing provisions of this Plan, the amount of any payment provided under this Plan shall be reduced by any similar payment made by the Company required by any federal or state law including but not limited to the Worker Adjustment and Retraining Notification Act with respect to such termination of employment.

     In addition, notwithstanding the foregoing provisions of the Plan, no Severance Allowance will be paid to an Eligible Employee or his or her spouse or beneficiary if such Employee satisfies each and every requirement of Sections B-3 and B-7 of Supplement B to the BNSF Retirement Plan.

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UNPAID LEAVE OF ABSENCE
-----------------------

     Eligible Employees who would be eligible to retire under the early retirement provisions of the BNSF Retirement Plan, as of their specified Date of Termination of employment may elect to be placed upon an Unpaid Leave of Absence in lieu of termination of employment until the earlier of the date when the Eligible Employee elects to begin receiving benefits under the BNSF Retirement Plan, the date when the Eligible employee reaches age 65 or the date when the Eligible employee attains 30 years of service at or after age 62; or

     Eligible Employees whose age and Credited Service when added together total 70, or who are 50 years of age with five (5) years of Credited Service and who are not eligible under the immediately preceding paragraph, may, in lieu of termination of employment, elect to be placed upon an Unpaid Leave of Absence until eligible to commence an early retirement benefit under the BNSF Retirement Plan.

     An Eligible Employee may, prior to eligibility for benefits hereunder, irrevocably elect to spread his or her Severance Allowance over the period of the Unpaid Leave of Absence for a period of up to two years from the specified Date of Termination provided such election is made prior to the specified date of termination and in accordance with such restrictions as the Committee may impose. In the event the Eligible Employee terminates his employment, any remaining amounts due shall be paid in a lump sum.

     To the extent consistent with applicable requirements of the Internal Revenue Code and Treasury Regulations and subject to the limitations set forth below under the IRS LIMITATIONS section of this Plan, an Eligible Employee who
                ---------------
elects to be placed upon Unpaid Leave of Absence will continue to accrue benefit and vesting service under the BNSF Retirement Plan to the extent consistent with applicable IRS requirements.

     If the Employee elects the Unpaid Leave of Absence, there are other special rules applicable as described below.

     Notwithstanding the foregoing provisions of the Plan, no Eligible Employee who satisfies each and every requirement of Sections B-3 and B-7 of Supplement B to the BNSF Retirement Plan will be eligible for an Unpaid Leave of Absence as described above.

TIME AND METHOD OF PAYMENT
--------------------------

     The time and method of payment of a Severance Allowance will be determined by the Company. Severance Allowance payments will be subject to withholdings for Federal Income Tax, State Income Tax where applicable, and Railroad Retirement Tax and other appropriate deductions, but shall not constitute compensation under any Company retirement plan. Generally, a Severance Allowance will be paid or commence to be paid within 30 days after the Date of Termination.

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BENEFITS
--------

     All welfare benefits and participation in compensation plans shall cease upon your date of termination or the date your unpaid leave commences, whichever is earlier, except as described below.

GROUP INSURANCE BENEFITS
------------------------

     The Company will pay the premiums for medical and dental "Continuation Coverage" under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for the Employee for 24 months following the Date of Termination. If the Employee has elected medical and dental coverage for the Employee's eligible dependents immediately prior to the Date of Termination, then the Company will pay the premiums for medical and dental Continuation Coverage under COBRA for the Employee's eligible dependents for 24 months following the Date of Termination. Coverage will terminate when an individual is covered for substantially similar benefits under another group medical or dental plan.

     The coverage provided above shall constitute employer-paid COBRA coverage. An Eligible Employee who receives group medical and dental benefits as described above for a period in excess of 18 months shall have no right to additional Continuation Coverage under COBRA except to the extent that a divorced, surviving spouse or dependent child reaching the limiting age may be eligible for additional "continuation coverage" as provided by law.

     If an Eligible Employee elects to be placed on an Unpaid Leave of Absence, the Eligible Employee will at the end of the 24 month period referred to above, be eligible to elect to commence retiree medical (but not dental) coverage under the retiree medical plan for which the Eligible Employee would have become eligible. If the Employee does not elect retiree medical coverage at the end of the 24 month period, the Employee will be eligible for retiree medical coverage on the Employee's retirement date at the conclusion of the Unpaid Leave of Absence, (or, if a special benefit is paid under the IRS LIMITATIONS section of
                                                     ---------------
this Plan, what would have been the conclusion of the Unpaid Leave of Absence).

     If an Eligible Employee does not qualify for group life insurance as a retiree under the BNSF Group Life Insurance Plan, a conversion privilege for employee life insurance will be provided within 31 days of the date coverage ceases.

     As of the effective date of receipt of retirement benefits under Supplement B to the BNSF Retirement Plan, the Company will pay the premiums for medical and dental coverage for the Employee for 24 months following the Date of Termination. If the Employee has elected medical and dental coverage for the Employee's eligible dependents immediately prior to the Date of Termination, then the Company will pay the premiums for medical and dental coverage for the Employee's eligible dependents for 24 months following the Date of Termination; thereafter, medical (but not dental) benefits may be continued by the Employee as an eligible retiree of BNSF under the terms described in the Express Options Benefits Handbook.

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     As of the effective date of receipt of retirement benefits under Supplement
B to the BNSF Retirement Plan, life insurance benefits may be continued by the Employee as an eligible retiree of BNSF under the terms described in the Express Options Benefits Handbook. All other benefits will terminate as of June 30, 1999.

INVESTMENT AND RETIREMENT PLAN
------------------------------

     In accordance with the terms of the Burlington Northern Santa Fe Investment and Retirement Plan, Eligible Employees may elect to keep their accounts in the Plan or receive their accounts upon termination; however, Eligible Employees on an Unpaid Leave of Absence will not be eligible for a distribution until the termination of the Unpaid Leave of Absence, and loan payments will be required to be made while on leave.

     If the Eligible Employee leaves his/her account in the plan until January 31 of the year following termination, an additional Company match may be available consistent with the terms of the Investment and Retirement Plan in effect at such time.

STOCK PLANS
-----------

     If the Eligible Employee is terminated under this Plan, stock options will become exercisable in an amount and for the limited period of time set forth in the applicable stock plan. Under the BNSF 1996 and 1999 Stock Incentive Plans, stock options will be prorated based upon the Date of Termination and exercisable for three months as described in the plan, provided, however, that if an Eligible Employee commences benefits under the BNSF Retirement Plan immediately subsequent to the Employee's Date of Termination, then the Employee's termination shall be treated as having occurred by reason of retirement for purposes of the BNSF 1996 and 1999 Stock Incentive Plans. If the Eligible Employee elects an Unpaid Leave of Absence, stock options will be treated as if the Eligible Employee had terminated, i.e., options will not continue to vest, will be prorated, and will be exercisable for a limited period of time as if the Eligible Employee had terminated on the date leave commenced.

INCENTIVE PAYMENTS
------------------

       An Eligible Employee shall be entitled to a pro rata ICP payment based upon the date of termination or the day the Unpaid Leave of Absence commences and based upon Company performance. The ICP payment will be made at the same time active employees receive their payments.

VACATION
--------

       Accrued and earned vacation will be paid in a lump sum following the date of termination or the date the Unpaid Leave of Absence commences.

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OUTPLACEMENT COUNSELING
-----------------------

     The Company may provide at times and places specified outplacement counseling as designated by the Company to Eligible Employees terminated due to reorganization. The Company will have sole discretion in selection of the outside vendor and services to be provided.

IRS LIMITATIONS
---------------

     Notwithstanding the foregoing provisions of the Plan, no Unpaid Leave of Absence shall extend beyond the time such that the additional Benefit Service under the BNSF Retirement Plan resulting therefrom would cause the BNSF Retirement plan to fail to meet the requirements of Sections 401(a)(4) and 410(b) of the Internal Revenue Code in the calendar year of the Eligible Employee's Date of Termination based on all benefit service for the period of the Unpaid Leave of Absence being accrued immediately in that calendar year.
For purposes of determining compliance with such requirements, each highly compensated employee (as defined in Section 414(q) of the Code) shall constitute a rate group. For purposes of determining whether an employee is a highly compensated employee under Section 414(q)(1)(B)(ii) of the Code, the employer shall make the election which results in the least reductions in Unpaid Leaves of Absence under this paragraph.

     The Plan will provide to those Eligible Employees who elect to be placed on an Unpaid Leave of Absence pursuant to the preceding provisions of this Plan but whose Unpaid Leave of Absence is limited because of the immediately preceding paragraph a special benefit to be paid in the form of a lump sum equal to the present value (computed in accordance with the procedures set forth in Section
9.02 (g) of the BNSF Retirement Plan) of the difference, if any, between the Eligible Employee's actual retirement benefit under the BNSF Retirement Plan and the amount of such Employee's retirement benefit under the BNSF Retirement Plan computed without regard to the reduction in such Employee's Unpaid Leave of Absence necessitated by the immediately preceding paragraph, but only to the extent that such amount is not paid pursuant to the Burlington Northern Santa Fe Supplemental Retirement Plan or any other non-qualified deferred compensation plan maintained by the Company. The amount of the special benefit described in this paragraph shall be paid upon the expiration of the Employee's actual Unpaid Leave of Absence.

     The Plan will provide to those Eligible Employees who, as of such date as is specified by the Company, satisfy each and every requirement of Sections B-3 and B-7 of Supplement B to the BNSF Retirement Plan a special benefit to be paid in the form of a lump sum equal to the present value (computed in accordance with the procedures set forth in Section 9.02 (g) of the BNSF Retirement Plan) of the difference, if any, between the Eligible Employee's actual early retirement window benefit and the amount of such Employee's early retirement window benefit without the application of Paragraph B-6(11) of Supplement B, but only to the extent that such amount is not paid pursuant to the Burlington Northern Santa Fe Supplemental Retirement Plan or any other non-qualified deferred compensation plan maintained by the Company.

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CLAIM REVIEW PROCEDURE
----------------------

1. All inquiries concerning claims under the Plan shall be submitted to the Company and shall be addressed as follows: Mr. Ricci L. Gardner, Vice President-Human Resources, BNSF, 2650 Lou Menk Drive, Fort Worth, Texas, 76131.

     In the event that any claim for benefits is denied in whole or in part, the Company shall notify the claimant in writing of such denial and shall advise the claimant of his or her right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect the claim, an explanation of why such material is necessary and an explanation of the Plan's review procedure. Such written notice shall be given to the claimant within a reasonable period of time after the claim is filed with the Company.

2. Any person or his or her duly authorized representative, whose claim for benefits is denied in whole or in part may appeal from such denial by submitting to the Company a request for a review of the claim within 60 days after receiving written notice of such denial from the Company. The Company shall give the claimant an opportunity to review pertinent documents in preparing his or her request for review.

3. The request for review must be in writing and shall be addressed as follows: Mr. Ricci Gardner, Vice President-Human Resources, BNSF, 2650 Lou Menk Drive, Fort Worth, Texas 76131. The request for review shall set forth all of the grounds upon which it is based, all facts and support thereof and any other matters which the claimant deems pertinent. The Company may require the claimant to submit such additional facts, documents or other material as the Company may deem necessary or appropriate in making its review.

4. The Company shall act upon each request for review within 60 days after receipt thereof unless special circumstances require further time for processing, but in no event shall the decision on review be rendered more than 120 days after the Company receives the request for review.

5. The Company shall give written notice of its decision to the claimant. In the event that the Company confirms the denial of application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial and specific references to the Plan provisions on which the decision is based.

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ERISA REQUIREMENTS
------------------

     The following paragraphs contain specific information required by the Employee Retirement Income Security Act of 1974 (ERISA):

     The name of the Plan is The Burlington Northern and Santa Fe Railway Company Severance Plan.

     The Sponsor of the Plan is:

              The Burlington Northern and Santa Fe Railway Company
                              2650 Lou Menk Drive
                            Fort Worth, Texas 76131

     The administrator of the plan is the Committee. The Committee can be contacted by writing:
                       The BNSF Severance Plan Committee
                            c/o Mr. Ricci L. Gardner
                              2650 Lou Menk Drive
                            Fort Worth, Texas 76131

     The Plan Administrator may be contacted by calling (817) 352-6009.

     Mr. Jeffrey Moreland, Senior Vice President-Law and Chief of Staff, The Burlington Northern and Santa Fe Railway Company, 1700 East Golf Road, Schaumburg, Illinois 60173, is designated as agent for legal process. Service of legal process may also be made upon written request to the Plan Administrator.

     The Employer Identification Number (EIN) assigned by the Internal Revenue Service is 41-6034000.

     Severance benefits under the Plan are paid from the general assets of the Company.

     You are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

     examine, without charge at the office of the Plan Administrator, all plan documents and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

     obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The administrator may make a reasonable charge for the copies.

     receive a summary of the plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

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     In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have the duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have a right to have the plan reviewed and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

     If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

DISCLAIMER
----------

     This plan is set forth in this summary plan description is not a condition of employment nor is it intended to be and does not constitute a contract of employment and all participants are employees at the will of the Company.

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